Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is effective as of September 28, 2021 (the “Effective Date”)

BETWEEN:

Eva Live, Inc. is a company incorporated under the laws of the State of Delaware with a head office located at 1800 Century Park East, Suite 600, Los Angeles, 90067, USA.

(the “Company” and/or “Eva”)

AND:

David Boulette is an individual residing in Las Vegas in the State of Nevada.

(the “Chief Executive Officer” or the “CEO”)

RECITALS

Whereas, The Company’s AI solves critical problems and creates new opportunities within the digital media space using smarter Artificial Intelligence and evolving digital media with a deeper contextual and, therefore, predictive understanding of each consumer. This, along with the ability to incorporate first-party data and automated decision-making, puts Eva ahead of the curve and the next generation of digital media with a deeper contextual and predictive understanding of each consumer. Eva’s smarter AI continually learns, eliminating human ad fraud, lag, and error to produce unmatched digital advertising optimization and results.

A. The Company wishes to formally engage the Chief Executive Officer (“CEO”) as an officer of the Company and enter into an employment agreement with him, embodying the terms of that relationship. The CEO agrees to be employed by the Company upon the terms and conditions of this Agreement.

B. The Company desires to protect its proprietary and confidential information.

C. The Company and Chief Executive Officer wish to enter this employment agreement.

AGREEMENT

The Company and CEO, for and in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

1.	Replace Prior Agreements. The Company and the CEO agree that this Agreement amends and supersedes any and all previous employment agreements, verbal or written, entered into between the parties hereto, and that any such previous employment agreements are cancelled and hereby rendered null and void.

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2.	Executive Compensation and Benefits

(a)	Salary. The Company will pay the CEO an annual base salary of two hundred and sixteen dollars ($216,000) payable in twenty six (26) equal bi-weekly instalments of twelve thousand dollars ($9,000), less applicable statutory deductions, by the Company’s payroll practices and policies. Thereafter, the CEO’s salary will be reviewed on an annual basis by Company’s Board of Directors (the “Board”) following a review and recommendation of the Compensation Committee of the Board (the “Compensation Committee”), when established, or at the request of CEO during the term of this Agreement. Salary hereunder, as it may be reviewed and adjusted from time to time, is hereafter referred as the “Annual Base Salary”.

(b)	Annual Bonus. In addition to the Annual Base Salary, the CEO shall also be eligible for an annual cash bonus of up to one hundred percent (100%) of the Annual Base Salary in effect from time to time (the “Annual Cash Bonus”). The Annual Cash Bonus will be assessed having regard to the CEO’s performance against performance indicators established by the Compensation Committee or, until such time as one is established, the Board, on an annual basis, based on both the CEO’s and the Company’s business objectives achieved during the Company’s fiscal year. The Annual Cash Bonus may be awarded in its discretion by the Board of Directors, based on the review and recommendation from the Compensation Committee, when established.

(c)	Stock Options. The CEO shall be eligible to participate in the Company’s stock option plan (the “Stock Option Plan”) and any grant of stock options (“Stock Options”) thereunder shall be subject to the rules of applicable regulatory authorities and any stock exchange(s) on which the common shares in the capital of the Company (the “Common Shares”) are listed. Except as specifically addressed herein, the grant, exercise and expiry of all stock options, shall be governed exclusively by the Stock Option Plan.

Stock Option awards will be made on an annual basis subject to mutually agreed upon performance criteria. The Compensation Committee or, until such time as one is established, the Board, will work in collaboration with the CEO to determine a fair and reasonable number of Stock Options to include in the CEO’s annual award taking a number of factors into consideration such as the trading range of the Common Shares, the Company’s market capitalization, the inferred resources of the Company’s property or properties, when applicable, and the 20% cap set out in the Company’s Stock Option Plan. Stock Options will be awarded in the discretion of the Board, based on the review and recommendation of the Compensation Committee, when established.

(d)	Restricted Stock Units. The CEO shall receive up to (1,000,000) Company Restricted Common Stock Units (the “RSU”), issued from treasury subject to approval from the Board of Directors.

Any grant of future restricted stock units (“RSUs”) thereunder shall be subject to the rules of applicable regulatory authorities and any stock exchange(s) on which the Company’s Common Shares are listed. Except as specifically addressed herein, the grant, exercise and expiry of all RSUs shall be governed exclusively by the RSU Plan.

RSU is awards will be made on an annual basis subject to mutually agreed upon performance criteria. The Compensation Committee or, until such time as one is established, the Board, will work in collaboration with the CEO to determine a fair and reasonable number of RSUs to include in the CEO’s annual award taking a number of factors into consideration such as the trading range of the Common Shares, the Company’s market capitalization, the inferred resource of the Company’s property or properties, when applicable, and the 20% cap set out in the Company’s RSU Plan. RSUs will be awarded in the discretion of the Board, based on the review and recommendation of the Compensation Committee, when established.

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(e)	Reimbursement of Expenses. The Company shall reimburse the CEO for all reasonable business expenses incurred by the CEO in the performance of his duties pursuant to this Agreement, including without limitation travel, subsistence, lodging, meals, incidentals and material expenses, subject to the CEO providing the Company with a written expense account in reasonable detail on a monthly basis, based on the expense policies as determined by the Board.

(f)	Vacation and Other Benefits. The CEO shall be entitled to twenty (20) paid vacation days during each year he is employed under this Agreement, such vacation to accrue at the beginning of each calendar year and to be taken at times mutually determined as appropriate by the CEO and the Board. In the event that the CEO does not use his allotted vacation in any calendar year, he may carry forward up to ten (10) vacation days to a subsequent calendar year or, at the sole option of the CEO, be paid the daily rate equivalent of the CEO’s then-current Annual Base Salary in respect of such vacation days.

Should a Comprehensive Benefits Package be established, the CEO may be eligible to participate in the Company’s comprehensive benefits package by the terms and conditions of the plans as may be amended from time to time. It is expected that the benefits package will include the following coverages:

●	Dental
●	Medical
●	Vision
●	Life Insurance
●	Long-Term Disability Insurance
●	Accidental Death and Dismemberment Insurance

(g)	Directors’ and Officers’ Liability Insurance. During the term of this Agreement, the Company shall have the option to maintain directors’ and officers’ liability insurance (“D&O Insurance”) with per occurrence limits of two million dollars ($2,000,000) and aggregate limits of two million dollars ($2,000,000), the CEO will be eligible for coverage. The Company shall review its D&O Insurance coverage on at least a bi-annual basis, where the CEO shall work with a reputable insurance broker with industry experience to determine appropriate limits of D&O Insurance, both on a per occurrence and an aggregate limits basis, to be held by the Company from time to time. The Company shall ensure that it always maintains appropriate D&O Insurance.

(h)	Key Man insurance. During the term of this Agreement, the Company shall have the option of purchasing and paying the premiums for a “Key Man” life insurance policy relating to the Executive in a coverage amount determined by the Company. The Company shall be named as the beneficiary of such policy. The Executive represents and warrants that he currently is insurable for such policy on an unrated basis and agrees to fully cooperate with the Company in obtaining the policy.

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3.	Duties.

(a)	The CEO shall perform all duties customarily performed by a president of a publicly-traded company engaged in a business similar to the Company’s business, including without limiting the generality of the foregoing, the administration and management of the business and affairs of the Company, subject to the power of the Board to expand or limit such duties and to override actions of the CEO according to the by laws of the company. Without limiting the generality of the duties to be provided, the CEO will provide the following services:

(i)	develop, recommend, and implement corporate governance policies and practices, as approved by the Board, for the benefit of the Company and by all regulatory requirements;

(ii)	organize, administer, and coordinate the Company’s hemp and hemp derivative programs, including all administrative, financial, and technical operations and coordinate the services and resources that are necessarily incidental to the company;

(iii)	develop and recommend an organizational structure and staffing, and personnel policies and procedures for Board approval, supervise hiring of competent personnel and consultants required for the operation of the Company’s business, and manage the efficient performance of Company personnel pertaining to the overall running of the Company;

(iv)	administer and assist with relations with regulatory agencies and the Company’s auditors, legal services, and public and investor relations programs;

(v)	manage the preparation and dissemination of Company annual capital and expense budgets and operating plans, engineering and marketing reports;

(vi)	supervise the operation of the various Company business enterprises, and seek out, evaluate, and, where practicable, negotiate new business opportunities domestically and internationally for the Company;

(vii)	liaise with the Company’s project and business partners, corporate allies, customers and suppliers, and, in particular, investment professionals;

(viii)	develop and recommend a corporate strategy for Board approval and administer the implementation of approved strategies and operating plans;

(ix)	develop and recommend appropriate Farm Act 2018 risk and management policies and procedures for Board approval and monitor the programs to ensure compliance with Company policies and with all government and regulatory requirements; and

(x)	administer and assist with all other Company support services and perform such other activities as are necessary or incidental to the services being provided by the CEO.

(xi)	Participate in 15min town hall calls at a minimum of one per week, where annual attendance can be no less than 50%.

(xii)	Participate in the Company’s workshops within your specialty areas where this may be required.

(b)	The CEO shall work out of Company’s head office in Los Angeles, California, or from his home office or the field as he deems necessary; however, the CEO acknowledges that the nature of the business and his duties will require him to travel for business purposes from time to time.

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(c)	The CEO shall faithfully serve the Company and shall devote his best efforts and his full business time and attention to the Company’s business to fulfill his duties hereunder properly. The CEO acknowledges that his duties will usually be performed on business days, but his duties may extend to being performed on weekends and holidays.

(d)	Notwithstanding anything to the contrary contained in this Agreement, nothing herein shall prevent, restrict or limit the CEO from continuing to investigate, analyze, advise, and work on other transactions in the sector, provided such work does not in any way conflict with the Company’s Pre-rolls business operations or the CEO’s performance of his duties hereunder.

(e)	The CEO shall inform and seek the advisement of the Board of Directors on new matters outside of the Scope of the daily course of business or major issues outside the company’s main objectives.

(f)	The Board of Directors will meet regularly, in person and/or by phone, at least once a month, to review the Business Plan progress and to prepare a monthly report to investors of the Company.

(g)	Before the end of the yearly business cycle, the CEO will present to the Board its Annual Report, Financial Statement and Budget of the Company, and an Annual Report for Shareholders and Investors.

4.	Term. This Agreement is conditioned pending funding, FINRA’s authorization, and approval of the Board of Directors of Eva, as long as the CEO’s Services hereunder shall continue for an indefinite term, unless earlier terminated by either party by the terms of this Agreement.

5.	Termination.

The Officers shall not be removed as Officers except for Cause. “Cause” mean a (a) willful misconduct that is injurious to the Company; (b) commission of any act of intentional fraud concerning the Company; or (c) willful and continued failure substantially to perform his job responsibilities; provided that the action or conduct described in this clause will constitute “Cause” only if such failure continues after the Board of Directors of the Company has provided notice setting forth in detail the duties or actions which it believes employee has willfully failed to substantially perform and provided the individual with at least thirty (30) days to cure the same.

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5.1 Termination by the Company.

(a)	The Company, by unanimous decision of the Board of Directors, may terminate this Agreement without Cause at any time with written notice of termination specifying the date of such termination. If the CEO’s employment is terminated without Cause, the Company shall pay to the CEO and confer on the CEO the following benefits, within 30 days of such termination: (a) all earned but unpaid Annual Base Salary , Annual Cash Bonus and vacation accrued to the date of termination, along with payment for any outstanding expenses as of the date of termination; (b) a lump sum payment equal to his then-current Annual Base Salary plus the aggregate Annual Cash Bonus he was awarded in the most recent completed 12 month period, less applicable deductions; (c) continuation of the CEO’s full benefits package, including group health benefits, for a period of one (1) year, provided that if such continued coverage is not permitted by the Company’s insurance coverages, he shall receive payment in lieu thereof for such coverages; and (db) accelerated vesting of all time-vested equity incentives (i.e., then outstanding stock options, RSUs, etc., under any equity incentive plan then in existence) and the release of any restrictions on RSUs or other similarly restricted shares, both effective as of the day immediately preceding his termination.

(b)	The Company may terminate this Agreement upon the CEO’s death or disability, and such termination will not be considered to be without Cause, and paragraph 5.1(a) will not apply thereto. In the event of such termination under this paragraph 5.1(b), the Company shall continue to pay the CEO for a period of three (3) months, and thereafter, in the case of incapacity, the CEO will be paid 80% of his Annual Base Salary until the group disability carrier grants or denies the CEO’s disability claim. If no disability claim is filed, all payments will cease after the waiting period for disability benefits (had a claim been made) expires. The CEO’s disability, if any, will be assessed under applicable laws and insurance policies, and the CEO will be entitled, to the extent the CEO qualifies, to receive long-term disability benefits for Company employees in effect at such time. Additionally, upon the death or disability of the CEO, the CEO’s estate shall be entitled to all Common Shares, Preferred Shares if applicable, stock options, RSUs, and other interests in the Company held by the CEO at the time of his death, whether vested or unvested at the time of death or disability.

(c)	The Company, by unanimous decision of the Board of Directors, may terminate the CEO’s employment with Cause upon written notice and without further payment, except those payments owed for base salary, shares, vacation accrual, outstanding unreimbursed expenses, and other pending payments.

(e)	The CEO shall not be required to mitigate damages by seeking other employment or otherwise, nor shall any amount provided for under this Agreement be reduced in any respect if the CEO shall secure or not reasonably pursue alternative employment following the termination of the CEO’s employment with the Company.

5.2 Termination by Chief Executive Officer.

(a)	The CEO may terminate this Agreement upon thirty (30) days’ written notice to the Company. During the thirty (30) day notice period, the CEO shall perform his obligations to the Company if the Company requests such performance, and will perform such obligations by the terms of this Agreement.

(b)	If the CEO terminates this Agreement after the CEO reaches the age of 55, the Company shall pay the CEO a retirement allowance within 30 days of such termination equal to six (6) months of his then-current Annual Base Salary, plus one month of his highest Annual Base Salary for each full year of service or employment or part thereof provided to Company from and after 2021.

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5.3 Termination in the Event of Change in Control.

(a)	The term “Change in Control” means the occurrence of any one or more of the following events:

(i)	a consolidation, merger, amalgamation, arrangement, or other reorganization or acquisition involving the Company or any of its Affiliates and another corporation or other entity, as a result of which the holders of Common Shares before the completion of the transaction hold less than 50% of the outstanding shares of the successor corporation after completion of the transaction;

(ii)	the sale, lease, exchange, or other disposition, in a single transaction or a series of related transactions, of assets, rights, or properties of the Company and/or any of its Subsidiaries that have an aggregate fair market value greater than 50% of the fair market value of the assets, rights, and properties of the Company and its Subsidiaries on a consolidated basis to any other person or entity, save and except where it involves a disposition to a Subsidiary of the Company in the course of a reorganization of the assets of the Company and its Subsidiaries;

(iii)	any person, entity or group of persons or entities acting jointly or in concert (an “Acquiror”) acquires or acquires control (including, without limitation, the right to vote or direct the voting) of Voting Securities of the Company which, when added to the Voting Securities owned of record or beneficially by the Acquiror or which the Acquiror has the right to vote or in respect of which the Acquiror has the right to direct the voting, would entitle the Acquiror and/or Associates and/or Affiliates of the Acquiror to cast or to direct the casting of 30% or more of the votes attached to all of the Company’s outstanding Voting Securities which may be cast to elect directors of the Company or the successor corporation (regardless of whether a meeting has been called to elect directors);

(iv)	as a result of or in connection with: (1) a contested election of directors; or (2) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Company or any of its Affiliates and another person, entity or group of persons or entities, the nominees put forward by the Company and named in the most recent Management Information Circular of the Company for election to the Board shall not constitute a majority of the Board;

(v)	the Board adopts a resolution to the effect that a Change of Control as defined herein has occurred or is imminent; or

(vi)	a resolution is adopted to wind-up, dissolve or liquidate the Company.

The terms “Affiliate”, “Associate” and “Subsidiary” have the meanings ascribed to them in the Securities Act.

The term “Voting Securities” means Common Shares and any other shares entitled to vote for the election of directors of the Company and shall include any security issued by the Company which are not shares entitled to vote for the election of directors but are convertible into or exchangeable for shares which are entitled to vote for the election of directors of the Company, including any options or rights to purchase such shares or securities.

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(b)	In the event of a Change in Control, if the CEO is terminated within 365 days of the Change of Control, the CEO shall receive an amount equal to the sum of two times (2x) his then-current Annual Base Salary and two times (2x) the aggregate Annual Cash Bonus he was awarded in the most recent preceding 12 months, in a lump sum payment to be made within 30 days of the CEO’s termination, together with continuation of the CEO’s full benefits package, including group health benefits, for a period of two (2) years, provided that if such continued coverage is not permitted by the Company’s insurance coverages, he shall receive payment in lieu thereof for such coverages. In addition, the CEO shall be entitled to accelerated vesting of all time-vested equity incentives (i.e., then outstanding stock options, RSUs, etc., under any equity incentive plan then in existence) and the release of any restrictions on RSUs or other similarly restricted shares, both effective as of the day immediately preceding his termination. For greater certainty, for the 365-day period following a Change in Control, the termination payment and other benefits set out in this clause shall apply, and the termination payment and other benefits set out in paragraph 5.1(a) shall not be applicable.

(c)	The CEO may resign within 120 days following a Change in Control, for any reason or no reason. If the CEO resigns, he shall receive an amount equal to the sum of two times (2x) his then-current Annual Base Salary and two times (2x) the aggregate Annual Cash Bonus he was awarded in the most recent preceding 12 months, in a lump sum payment to be made within 30 days of the CEO’s resignation, together with continuation of the CEO’s full benefits package, including group health benefits, for a period of two (2) years, provided that if such continued coverage is not permitted by the Company’s insurance coverages, he shall receive payment in lieu thereof for such coverages. In addition, the CEO shall be entitled to accelerated vesting of all time-vested equity incentives (i.e., then outstanding stock options, RSUs, etc., under any equity incentive plan then in existence) and the release of any restrictions on RSUs or other similarly restricted shares, both effective as of the day immediately preceding his resignation.

(d)	If the CEO is terminated pursuant to paragraph 5.1(a) above or is terminated or resigns following a Change in Control by paragraphs 5.3(b) or (c) above, the Company may engage the CEO as a consultant for a one-year period on an if, as and when required basis at daily compensation rates consistent with the CEO’s compensation before termination or resignation with the intended result that the CEO’s stock options will, unless otherwise exercised or terminated, continue for such one-year period.

6.	Chief Executive Officer’s Agreements.

(a)	Chief Executive Officer’s Continuing Obligation to Preserve the Company’s Confidential Information. The CEO acknowledges that one of the conditions of his employment with the Company is the maintenance of the confidentiality of the Company’s trade secrets, proprietary and confidential information. The CEO acknowledges that by reason of his position with the Company, he has been given access to, and has gained knowledge of, confidential information concerning the business affairs of the Company. The confidential information may include, but is not limited to, the Company’s proprietary information and trade secrets related to its finances, pricing, contracts, structure, corporate opportunities, policies, strategies, customer lists, strategic planning, financial projections, revenue projections, staffing, operation, and accounting information. The CEO represents that he has held all such information confidential and will continue to do so unless dismissed by the company with or without cause, and in connection with such undertaking, will not engage in any conduct or activity which is likely to have an adverse effect on the Company’s operations. The CEO further agrees that he will not intentionally disclose, or cause to be disclosed in any way, any proprietary information, trade secrets, or confidential information obtained as a result of or in connection with his employment with the Company to any third person without the express, written consent of the Board of Directors. The CEO understands that this confidentiality provision is continuing and survives termination of this Agreement, whether he remains employed with the Company.

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(b)	Solicitation of Employees. The CEO further agrees that for a period of one year from his termination or resignation from the Company, he shall not directly or indirectly solicit, induce, recruit, or encourage any person to leave the Company’s employ as long as the Company is in full compliance with CEO’s compensation plan and payments as per this agreement.

(c)	Non-compete. The CEO further agrees that for a period of three (3) years from the CEO’s termination or resignation from the Company, he shall not, except as described in Section 8.c., and with the prior written consent of the Company, either individually or in partnership, or in conjunction with any other person, firm, syndicate or corporation, as principal, partner, agent, director, officer investor or in any other manner whatsoever, directly or indirectly be engaged in, interested in or connected with any business involving Pre-rolls within the United States of America and internationally as long as the company continues to contribute to CEO.

(d)	Compliance with the Law. The CEO is expected to comply with all U.S. and foreign laws, whether federal, state, or county, applicable to his duties pursuant to this Agreement, and, in addition, the CEO represents and warrants that any information which he may provide to any person or company relating to the Company will, to the extent it is within his knowledge, be accurate and complete in all material respects and not misleading.

7.	Indemnification. The Company shall indemnify and hold harmless the CEO against any and all liabilities, expenses, judgments, fines, penalties, settlements, costs, fees, and any other amounts, including but not limited to legal and accounting fees and expenses, actually and reasonably incurred by the CEO in connection with any of the following:

(a)	in which the CEO acted honestly and in good faith with a view to the best interests of the Company and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the CEO had reasonable grounds for believing that his conduct was lawful; or

(b)	whether the event(s) or alleged event(s) giving rise to the Proceeding occurred or were alleged to have occurred before or after the Effective Date of this Agreement.

“Proceeding” means any existing, threatened, pending, contemplated, or completed action, suit, or proceeding, whether a civil, criminal, administrative, investigative, or other proceedings, and whether known or unknown as of the Effective Date, including any appeal therefrom, to which the CEO is or was a party, becomes a party, or is threatened to be made a party because the CEO is or was employed by the Company or because of anything done or not done by the CEO in his capacity as an employee, officer and/or director of the Company.

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8.	Other Provisions.

(a)	Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to this Employment Agreement and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the parties. There are no representations, warranties, or conditions (including any that may be implied by statute, law, or equity), and there are no other agreements between the parties in connection with this Agreement except as specifically set out in this Agreement. No party was induced to enter into this Agreement in reliance on. Therefore there will be no liability assessed, either in tort, in contract, or otherwise, concerning any warranty, representation, opinion, advance, or assertion of fact, except to the extent it has been reduced to writing and included as a term of this Agreement.

(b)	Waivers and Amendments. This Agreement may not be amended, modified, superseded, canceled, renewed, or extended except by a signed written instrument. The terms and conditions hereof may be waived only by a written instrument signed by the party waiving compliance. No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power, or privilege hereunder, nor any single or partial exercise of any right power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(c)	Notice. Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if personally delivered, delivered by electronic transmission, or mailed by prepaid registered mail addressed as follows:

(i)	in the case of the Company:

Eva Live Inc.

1800 Century Park East, Suite 600 Los Angeles, 90067, USA

Email: legal@eva.live

(ii)	in the case of the CEO:

Mr. David Boulette

2626 25th Street, Sarasota, FL

Email: dave@evamediaco.com

or to the last address of the CEO in the records of the Company,

or to the last address of the CEO in the records of the Company, to such other address as the parties may from time to time specify by notice given in accordance herewith. Any notice so given shall be conclusively deemed to have been given or made on the day of delivery, if personally delivered, or if delivered by electronic transmission or mailed as aforesaid, upon the date shown on the electronic delivery confirmation or on the postal return receipt as the date upon which the envelope containing such notice was received by the addressee.

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(d)	Survival and Injunctive Relief. The CEO agrees that Section 6 (a) of this Agreement shall survive the termination of this Agreement. The CEO acknowledges that the Company has no adequate remedy at law and would be irreparably harmed if the CEO breaches or threatens to breach any of the provisions of Section 6 of this Agreement, and, therefore, agrees that in addition to any other legal or equitable remedy the Company may have, the Company shall be entitled to seek injunctive relief to prevent any such breach or threatened breach thereof and to specific performance of the terms of such Section.

(e)	Severability. All of the provisions of this Agreement, including without limitation Section 6, are intended by the parties hereto as separate the divisible provisions. If, for any reason, any one of them (or part thereof) is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision (or part thereof) shall be affected thereby. The CEO agrees that the restrictions imposed by Section 6 are reasonable in business scope, geographic scope, and duration and acknowledges that he has or shall receive sufficient consideration from the Company to make enforceable the restrictions and limitations contained in Section 6 of this Agreement.

(f)	Governing Law/Venue. This Agreement shall be governed by, construed, and interpreted by the laws of the State of Nevada and the federal laws of the United States of America applicable therein, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada. The parties to this Agreement hereby irrevocably attorn to the non-exclusive jurisdiction of the Courts of the State of Nevada in the City of Las Vegas concerning any proceedings arising in connection with this Agreement.

(g)	Successors. This Agreement is personal to the CEO and shall not be assignable by the CEO. The Company may assign this Agreement to any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization, or otherwise) to all or substantially all of the Company’s business and/or assets. This Agreement and all rights of the CEO hereunder shall ensure to the benefit of and be enforceable by the CEO and his personal or legal representatives, heirs, executors, and administrators. They shall ensure to the benefit of and be binding upon the Company, its successors, and permitted assigns.

(h)	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute the same instrument.

(i)	Currency. All dollar amounts set forth or referred to in this Agreement refer to United States Dollars.

(j)	Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

The parties acknowledge that they require that this agreement be drawn up in the English language only.

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IN WITNESS WHEREOF, the parties have executed this Agreement on this 28th day of September 2021.

On behalf of the Board of Directors

By:	/s/ Daryl Walser
Title:	Director
1800 Century Park East, Suite 600
Los Angeles, 90067, USA

Accepted on behalf of himself, David Boulette

/s/ David Boulette
(Executive)
1800 Century Park East, Suite 600 Los Angeles, 90067, USA

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